Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-232975, 333-196671, 333-182095, 333-151358 and 333-110378 on Form S-8, and No. 333-128329 on Form S-3/A of our reports dated March 13, 2020, relating to the consolidated financial statements of Marlin Business Services Corp. and subsidiaries and the effectiveness of Marlin Business Services Corp. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Marlin Business Services Corp. for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
March 13, 2020